EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

October 21, 2004
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
THIRD QUARTER 2004 FINANCIAL RESULTS

        LAKE FOREST, CA… October 21, 2004… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended September 30, 2004. Revenues were $364.6 million, a 5.3% increase over revenues of $346.3 million for the third quarter of 2003. Net income for the third quarter was $29.8 million or $.60 per share (diluted) compared to $28.9 million or $.54 per share (diluted) for the comparable quarter of 2003. The Company’s overall growth rate was impacted by the Medicare respiratory medication reimbursement cuts ($3.8 million for the quarter and $11.5 million year-to-date) and the Company’s decision not to renew its contract with Gentiva CareCentrix, Inc. Excluding those effects, revenue growth was 10.5% for the quarter.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $85.6 million for the third quarter of 2004 compared to $85.9 million for the third quarter of 2003. EBITDA is presented as a supplemental performance measure and is not meant to be considered as an alternative to net income or cash flows from operating activities or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

        “During the third quarter of 2004, we closed an additional six acquisitions totaling $37 million, resulting in year-to-date purchases of 26 businesses for an approximate value of $147 million,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “In fact, during the second and third quarters we had an unprecedented nineteen acquisitions totaling $104 million representing 75% more business than we acquired in the comparable period of 2003. This abnormally high level of acquisitions, a good long-term move strategically, had some short-term impacts:

•	Labor temporarily increased from normal levels as new patients were integrated into our operations.
•

Days sales outstanding increased to 55 days for the third quarter, up four days from the prior year quarter. The increase is the result of the delays in billing Medicare while awaiting new provider numbers for all of the locations added by the acquisitions."

        “In addition,” noted Mr. Higby, “we had higher fuel prices and one-time costs associated with Sarbanes-Oxley compliance activities and consulting expenses that contributed to our costs being, in total, about $4 million above our forecast. An adjustment to reduce our effective tax rate for the year from 38% to 36.1%, stemming from the culmination of a state tax inter-company pricing study, more than offset these cost increases. To insure that we can reverse the higher labor and other expense trends that we saw in the third quarter, we have already taken actions that we believe will lead to cost reductions of at least $4 million in the fourth quarter.”

        “For the year, we continue to expect revenue to grow in the 5 to 6 percent range due to the acquisitions and the expansion of our respiratory business, and we now believe that earnings per share will grow in the 6 to 8 percent range.”

        “As for 2005, we applaud the responsible leadership and policy work of Secretary Thompson; Mark McClellan, MD, CMS Administrator; Leslie Norwalk, Deputy Administrator; and Herb Kuhn, Director; as well as the Government Accountability Office (GAO), congressional leaders and members of the Administration who recognized the need for a service fee in connection with providing respiratory medications to patients in their homes. We appreciate the outreach efforts of the Administration to better understand all of the patient care and provider cost issues associated with this very important decision. Although we await the final rule later this month, we are optimistic that the service fee recently endorsed by CMS will ensure that Medicare beneficiaries will continue to have access to these respiratory medications and related homecare in 2005 and beyond.”

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through more than 470 branches serving patients in 50 states. With nearly $1.4 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(dollars in thousands)	2004	2003

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$38,858	$160,553
Accounts receivable, net of allowance for doubtful accounts	223,862	196,413
Inventories, net	33,437	29,089
Other current assets	52,555	43,280

TOTAL CURRENT ASSETS	348,712	429,335

PATIENT SERVICE EQUIPMENT, NET	229,172	209,551
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	49,231	50,192
OTHER ASSETS, NET	483,476	354,357

TOTAL ASSETS	$1,110,591	$1,043,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$192,577	$158,574
Current portion of long-term debt	34,994	31,522

TOTAL CURRENT LIABILITIES	227,571	190,096

LONG-TERM DEBT, net of current portion	466,649	469,241
OTHER NON-CURRENT LIABILITIES	42,829	18,150

TOTAL LIABILITIES	737,049	677,487
STOCKHOLDERS’ EQUITY	373,542	365,948

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,110,591	1,043,435

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(dollars in thousands, except per share data)	2004	2003	2004	2003

Respiratory therapy	$245,957	$233,543	$735,035	$688,811
Infusion therapy	63,639	60,821	182,751	180,655
Home medical equipment/other	54,972	51,959	157,226	155,210

NET REVENUES	364,568	346,323	1,075,012	1,024,676

GROSS PROFIT	262,592	253,194	775,194	747,546

Provision for doubtful accounts	12,268	12,507	38,548	38,223
Selling, distribution and administrative expenses	200,619	189,748	582,496	558,235
Amortization of intangible assets	1,854	732	4,639	2,143

OPERATING INCOME	47,851	50,207	149,511	148,945
Interest expense, net	5,210	3,664	15,119	10,005

INCOME BEFORE TAXES	42,641	46,543	134,392	138,940
Income tax expense	12,807	17,686	47,651	52,845

NET INCOME	$29,834	$28,857	$86,741	$86,095

Income per common share - assuming dilution	$0.60	$0.54	$1.72	$1.57

Weighted average number of common shares outstanding	49,792	53,532	50,436	54,792

Reconciliation - EBITDA:
Reported net income	$29,834	$28,857	$86,741	$86,095
Add back: Interest expense, net	5,210	3,664	15,119	10,005
Add back: Income tax expense	12,807	17,686	47,651	52,845
Add back: Depreciation	35,847	34,937	106,323	100,931
Add back: Amortization of intangible assets	1,854	732	4,639	2,143

EBITDA	$85,552	$85,876	$260,473	$252,019

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,

(dollars in thousands)	2004	2003

OPERATING ACTIVITIES
Net income	$86,741	$86,095
Items included in net income not requiring cash:
Provision for doubtful accounts	38,548	38,223
Depreciation and amortization	110,962	103,074
Deferred income taxes and other	24,378	18,473
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(62,835)	(47,188)

NET CASH PROVIDED BY OPERATING ACTIVITIES	197,794	198,677
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(111,890)	(116,544)
Proceeds from disposition of assets	158	419
Cash paid for acquisitions, including payments of deferred consideration	(116,120)	(88,791)

NET CASH USED IN INVESTING ACTIVITIES	(227,852)	(204,916)
FINANCING ACTIVITIES
Net payments on debt	(5,695)	235,115
Capitalized debt issuance costs	(37)	(6,584)
Outstanding checks included in accounts payable	(1,689)	(5,785)
Repurchases of common stock, net	(84,216)	(108,377)

NET CASH USED IN FINANCING ACTIVITIES	(91,637)	114,369

NET DECREASE IN CASH AND CASH EQUIVALENTS	(121,695)	108,130
Cash and cash equivalents at beginning of period	160,553	26,383

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$38,858	$134,513

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